Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Shapeways Holdings, Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	5,000,000(2)	$0.65(3)	$3,250,000	0.00011020	$358.15
Total Offering Amounts					$3,250,000		$358.15
Total Fee Offsets(4)							--
Net Fee Due							$358.15

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), that become issuable under the Registrant’s 2022 New Employee Equity Incentive Plan (the “Inducement Plan”) as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of the Registrant’s Common Stock, as applicable.
(2)	Represents 5,000,000 shares of Common Stock reserved for issuance pursuant to awards that may be granted under the Inducement Plan as inducement grants under New York Stock Exchange (“NYSE”) Listing Rule 303A.08.
(3)
The price per share and aggregate offering price of the Common Stock are based upon the average of the high and low prices of the Common Stock on October 25, 2022, as reported on the NYSE, which date is within five business days prior to the filing of this Registration Statement.

(4)	The Registrant does not have any fee offsets.